As filed with the Securities and Exchange Commission on December 9,1996
                                                     Registration No. 33-
------------------------------------------------------------------------------

              U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM S-3
                      REGISTRATION STATEMENT
                              Under
                    THE SECURITIES ACT OF 1933

                    HUNGARIAN TELECONSTRUCT CORP
       (Exact name of registrant as specified in its charter)

                 Delaware                     13-3696015
      (State or jurisdiction                 (I.R.S. Employer
      of incorporation or organization)      Identification No.)

          227 Route 206, Unit 11, Flanders, New Jersey 07836
                            (201) 927-6560
      (Address and telephone number of  principal executive offices)

                    Frank R. Cohen, Cohen & Cohen
 445 Park Avenue, 15th Floor New York, New York 10022, (212) 758-9870
       (Name, address and telephone number of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

                     CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                     Proposed       Proposed
                                      Maximum        Maximum        Amount of
Title of  Securities  Amount to be   Offering Price  Aggregate     Registration
 to be Registered      Registered     Per Share     Offering Price      Fee
------------------------------------------------------------------------------
Common Stock,
  par value  $.001
  per share...........   960,790        $3.00         2,882,370         $873

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average high/low price on December 2, 1996 as quoted on the NASDAQ system.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  Subject to Completion, dated December 9, 1996

PRELIMINARY PROSPECTUS

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                       960,790 Shares

               HUNGARIAN TELECONSTRUCT CORP.

                        COMMON STOCK

   This prospectus relates to the offering of 960,790 shares of Common Stock ("Shares") of Hungarian Teleconstruct Corp. (the "Corporation") which are held by the Selling Stockholders named herein (see "Selling Stockholders").

   The Corporation will not receive any proceeds from the sale of Shares by the Selling Stockholders. All expenses incurred in connection with this offering are being borne by the Corporation, other than any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents.

   The Selling Stockholders have not advised the Corporation of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) on the NASDAQ SmallCap Market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

   The Common Stock is traded on the NASDAQ SmallCap Market under the "HTEL." The last reported sale price of the Common Stock as reported on the NASDAQ SmallCap Market on December 6, 1996 was $3 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       The date of this Prospectus is December 9, 1996

No person has been authorized by the Corporation to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Corporation since the date hereof.

                   AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities and Exchange Commission (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Regional Offices located at 7 World Trade Center, New York, New York 10048; and at 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Corporation's Common Stock is quoted and traded on the NASDAQ SmallCap Market and is listed on the Boston Stock Exchange.

   A Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), has been filed with the Commission with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, including exhibits thereto. For further information with respect to the Corporation and the Common Stock, reference is made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or obtained from the Commission at the same address at prescribed rates.


                 INCORPORATION BY REFERENCE

   The following documents filed with the Securities and Exchange Commission, as stated above (Commission File No. 1-1200), are hereby incorporated by reference in this Prospectus:

   1. The Corporation's annual report on Form 10-KSB for the year ended December 31, 1995.

   2. The Corporation's proxy statement dated May 15, 1995 with respect to its annual meeting of shareholders held on June 8, 1995.

   3. The Corporation's quarterly reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

   4. The description of Common Stock contained in Corporation's Registration Statement filed under Section 12(b) of the Exchange Act. See "Description of Common Stock" in this Prospectus for a description of Corporation's Common Stock.

   All documents filed by the Corporation after the date of this Prospectus pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus constitutes a part, which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                               THE COMPANY

   The Company is a Delaware corporation which was organized on November 9, 1992. It was a development stage company through December 31, 1993. Through its wholly-owned Hungarian Subsidiary, Teleconstruct Epitesi RT ("Teleconstruct") which was organized on March 19, 1993 with the intention to contract with community-sponsored telecom companies in Hungary to construct and maintain local telephone exchanges in their areas. The Company had two operating business segments: (1) building of condominium apartments and building renovation and (2) design and civil engineering, and laying of underground optic fiber telephone and cable lines. The latter segment was discontinued in 1994. Teleconstruct is currently building for sale two luxury 14-unit condominiums in Budapest.

   The Corporation, the executive offices of which are located at 227 Route 206, Unit 11, Flanders, New Jersey 07836, is the issuer of the Common Stock, $.001 par value covered by the Registration Statement and being offered by this Prospectus. The Corporation's telephone number is (201) 927-6560. The Company and its subsidiaries are engaged primarily in the construction of buildings in Hungary and is in the process of becoming an Internet Service Provider in Hungary.


                        RISK FACTORS

   1.   Limited Operating History; No History of Earnings; Entering New
        Business.   Since its initial public offering in August 1993, the
        Company has not been profitable in any fiscal year. As of September 30, 1996, the Company had an accumulated deficit of $11, 178,505. Further, the Company is entering the business of being an Internet Service Provider and is subject to all the risks inherent in a relatively new business. Potential investors should be aware of the difficulties normally encountered by an enterprise with a limited operating history, many of which are beyond the Company's control. The likelihood of the success of the Company must be considered in light of the problems, expenses and delays frequently encountered in connection with a new business, the development and use of new technology, and the competitive environment in which the Company operates.

   2. Immediate Need for Cash; Additional Financing. Management believes that the Company's current cash and cash equivalents will be sufficient to enable the Company to carry out its business objectives and continue to operate as a going concern for a period of 18 months. The Company's continued existence thereafter will be dependent upon its ability to generate cash flows from operations sufficient to meet its obligations as they become due. Unless the Company can generate cash flows from operations sufficient to fund all of its working capital needs, the Company will be required to obtain additional financing to continue to operate its business. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all. Any inability by the Company to obtain additional financing, if required, will have a material adverse effect on the operations of the Company.

   3. Change in Business. In December 1996, the Company acquired substantially all of the assets and business and assumed certain liabilities of EUNET and ENET, both Hungarian limited liability companies that provided Internet services in Hungary. The past operating history and past consolidated financial condition of the Company may bear little or no relationship to the future operations of the Company. There can be no assurance that the Company will be successful in its change of business focus. The Company paid $400,000 and $200,000 in cash for EUNET and ENET, respectively, and agreed to issue shares with a market value of $200,000 and $150,000, respectively, on or prior to May 15, 1997. The Company further intends to acquire a third Internet Service Provider known as Internet Hungaria in December 1996 at a cost of approximately $150,000 in cash and $100,000 in shares based on a May 15, 1997 market price.

   4. Competition. The Internet Provider Service business is highly fragmented and is made up largely of small, local companies. Competition in the Internet Service Provider industry is significant and is based largely on price and service. In the future, the Company's competitors may be larger and have greater financial resources than HTC.

   5. Substantial Reliance Upon, Attraction and Retention of Key Personnel. The Company's business if substantially reliant upon the efforts and abilities of Richard Fry and Jeffrey Bartlett, the Company's Chief Executive Officer and Chief Operating Officer, respectively. The loss of or unavailability to the Company of the services of Messrs. Fry and

        Bartlett would have a material adverse effect on the Company's business prospects and/or potential earning capacity until such time, if ever, as such individuals are adequately replaced. The Company does not currently have any "key man" insurance to compensate it for any such loss. The loss of the services of Messrs. Fry and Bartlett would be detrimental to the Company.

   6.   Risks Inherent in Foreign Investment.   The Company has invested
        substantial resources in operations in Hungary. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, governmental royalties and fees and involuntary renegotiation of contracts with or licenses from foreign governments. The Company is also exposed to the risk of changes in foreign and domestic laws, regulations and policies that govern operations of overseas-based companies. In addition, in the event the Company had profitable operations in Hungary, it would be subject to a 40% tax on all profits earned in Hungary, which will necessarily erode profits and returns to the investors.

   7.   Inflation and Local Currency Devaluation.   The Hungarian economy has
        been characterized by high rates of inflation and devaluation of the Hungarian Forint against the U.S. Dollar and certain European currencies. In 1993, 1994 and 1995, the annual reported inflation rate in Hungary (measured by the national consumer price index) was approximately 23%, 19% and 30%, respectively and 9% in the first three months of 1996. The Hungarian Forint was devalued against the U.S. Dollar in 1992, 1993, 1994 and 1995 by 5.4%, 14.2%, 15.9%, and 26.7%,
        respectively. In March 1995, an immediate 9% devaluation of the Hungarian Forint was announced together with a new policy of daily or "crawling peg" devaluation. This involved daily devaluations amounting to 1.9% monthly in the second quarter of 1995 and 1.3% monthly during the second half of that year. During 1996 the monthly devaluation rate was established pursuant to governmental decree at 1.2% for the first half of the year. The monthly rate is presently expected to be further decreased, subject to Hungary's economic condition. The exchange rate for the Hungarian Forint, as set by the National Bank of Hungary, declined from 100.70 Forints per U.S. Dollar at December 31, 1993 to
        158.35 Forints per U.S. Dollar at September 30, 1996. United States investors are looking for a return on investment based upon the dollar value of the Hungarian operating results. If the inflation rate in the country constrains the growth of MSAT or if the devaluation of the Forint has an adverse impact upon the dollar value of this business, investors are harmed.

   8.   Foreign Currency and Exchange Risks and Regulation.   The Company will
        be subject to significant foreign exchange risk. There are currently no meaningful ways to hedge currency risk in Hungary. Therefore, the Company's ability to limit its exposure to currency fluctuations is significantly restricted. Although the Forint has recently become exchangeable outside Hungary, there is not yet a completely freely convertible exchange market in place for the Forint. In addition, Hungarian law permits the repatriation of foreign currency only for dividends to the extent of capital investment and earnings, as determined under applicable Hungarian law. There can be no assurances as to the future exchangeability or convertibility of Forints.

   9. Maintenance Criteria for Nasdaq Securities; Effects of Possible Delisting. In order to continue to be included in the Nasdaq system, a Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float (defined by Nasdaq as shares not held directly or indirectly by any officer or director of the issuer and by any person who is the beneficial owner of more than ten percent of the total shares outstanding) and $1,000,000 in total capital and surplus (defined by Nasdaq as total stockholder's equity). In addition, continued inclusion requires two market-makers and a minimum bid price of $1.000 per share, provided, however, that if a company falls below such minimum bid the market value of the public float is at least $1,000,000 and the company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of the Company's securities on the Nasdaq system. In such event, the Company's securities will be subject to being delisted, and trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. If the Company's securities were subject to the regulations on penny stock, the market liquidity for the Company's securities could be severely and adversely affected by limiting the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to see their securities in the secondary market at a time and price acceptable to them.

                    SELLING STOCKHOLDERS

   The forty (40) Selling Stockholders listed below acquired the aggregate of 960,790 shares of Common Stock in three private placements pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933 as amended. The three private placements closed on August 9, 1993 as to thirty-two Selling Stockholders, on April 26, 1994 as to one Selling Stockholder, and on October 4, 1996 as to 7 Selling Stockholders. The Corporation was represented by J.W. Barclay & Co., Inc. as placement agent on the August 9, 1993 sale and by Nichols Safina and Lerner Inc. as placement agent on the April 26, 1994 sale. The Corporation was not represented by a placement agent in the October 4, 1996 sale. The Corporation agreed to register all of the above Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Selling Stockholders have likewise agreed to indemnify the Corporation against certain liabilities under the Securities Act. The Corporation has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement. The Corporation will not receive any proceeds from the sale of the shares of Common Stock offered hereby. This aggregate of 960,790 shares of Common Stock are being registered for possible sale for the accounts of the Selling Stockholders, none of whom has been an officer, director or 10% shareholder of the Company or any of its affiliates during the last three years.

August 9, 1993 Private Placement

                                    No. of Shares      No. of Shares
Name of Selling Stockholder         Currently Owned    Offered Hereby
---------------------------------------------------------------------
William C. Clement, Trustee             10,000              10,000
Kenneth A. De Longe                     10,000              10,000
Walter W. Matthews                       5,000               5,000
Mark Jeffrey Shankman                   10,000              10,000
Martin T. Orne                          10,000              10,000
Barbara A. Lenehan                      10,000              10,000
John A. Bruno                            7,500               7,500
Edmund & Mary Shea                      20,000              20,000
Louis Francis                            5,000               5,000
Richard G. David                         5,000               5,000
Roland F. Nobis Trust                   10,000              10,000
Stefan Stetkiewicz                       5,000               5,000
D.R. Shipman                             5,000               5,000
James W. Thomson                         2,500               2,500
Kei and Ellen S. Yamane                 10,000              10,000
Arthur Inden                             5,000               5,000
Michael J. Wills                         2,500               2,500
C.P. Baker Partners, Ltd.               10,000              10,000
Godfrey A. Rockefeller, Jr.              5,000               5,000
Arie and Bonnie Seidler, JT              5,000               5,000
Christopher Baker                       10,000              10,000
Jerry Weiss                              5,000               5,000
Kenneth E. Lehman                        5,000               5,000
Jan M. Arnett                           10,000              10,000
Ronald Hirschi                           5,000               5,000
Robert Schuster                          2,500               2,500
Peter Rosenbauer                        10,000              10,000
Mildred J. Geiss                         5,000               5,000
Joan Rivas                               5,000               5,000
Karen Palacino                           5,000               5,000
Fred Kassner                            10,000              10,000
Stan Decker                              5,000               5,000

                                    No. of Shares      No. of Shares
Name of Selling Stockholder         Currently Owned    Offered Hereby
---------------------------------------------------------------------
Robert Schuster                           2,500               2,500
Peter Rosenbauer                         10,000              10,000
Mildred J. Geiss                          5,000               5,000
Joan Rivas                                5,000               5,000
Karen Palacino                            5,000               5,000
Fred Kassner                             10,000              10,000
Stan Decker                               5,000               5,000

April 26, 1994 Private Placement

                                    No. of Shares      No. of Shares
Name of Selling Stockholder         Currently Owned    Offered Hereby
---------------------------------------------------------------------
M.D. Sabbah                              180,790             180,790

October 4, 1996 Private Placement

                                    No. of Shares      No. of Shares
Name of Selling Stockholder        Currently Owned     Offered Hereby
---------------------------------------------------------------------
Steve Altman                               50,000              50,000
Kenneth S. Grossman                        25,000              25,000
Edward S. Gutman                           50,000              50,000
Hudson Investment Partners                 25,000              25,000
Mr. Augustus La Rocca
Mr. Joseph La Rocca                       250,000             250,000
Mr. Joel Stuart                            50,000              50,000
George Szakacs                            100,000             100,000


                    PLAN OF DISTRIBUTION

   The Corporation will receive no proceeds from this offering. The Shares hereby may be sold by the Selling Stockholders from time to time in transactions on the NASDAQ SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Corporation for a period of two (2) business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Corporation's Common Stock by the Selling Stockholders.


                DESCRIPTION OF CAPITAL STOCK

   The Corporation's authorized capital stock consists of 10,000,000 shares of Common Stock, $.001 par value per share. The holders of the shares of Common Stock are entitled to one (1) vote per share on all matters submitted to stockholders. Holders of the Common Stock do not have preemptive rights or cumulative voting rights. Dividends on the Common Stock will be paid if, and when, declared. The Corporation has never paid cash dividends. The Common Stock is entitled upon liquidation to receive the entire net assets of the Corporation remaining after payment of all debts and other claims of creditors and after the holders of each series of Preferred Stock, if any, have been paid the preferred liquidating distribution on their shares, if any, as fixed by the Board of Directors of the Corporation. The Common Stock is not convertible into shares of any other equity security of the Corporation.

Transfer Agent

   The Transfer Agent and registrar of the Common Stock is American Stock Transfer and Trust Co., 40 Wall Street, New York, New York 10005.


                       LEGAL MATTERS

   The legality of the shares offered by this Prospectus has been passed upon by Messrs. Cohen & Cohen, 445 Park Avenue, New York, New York 10022. As of December 9, 1996, Frank R. Cohen, a member of the firm of Cohen & Cohen, owns 10,000 shares of the Common Stock of the Corporation and holds vested options to purchase 110,000 shares of Common Stock exercisable at prices from $1 to $3 per share. Frank R. Cohen also is Secretary, Treasurer and a director of the Corporation.

                          EXPERTS

   The consolidated financial statements incorporated by reference in this Prospectus, have been incorporated have been audited by BDO Seidman, L.L.P., independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

PAGE

 FORM S-3, PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

   The following table sets forth the expenses (other than underwriting discounts and commissions) which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby:

             SEC registration fee......................      $   873
             Legal and accounting fees and expenses....       10,000

                            Total......................      $10,873

Item 15.  Indemnification of Directors and Officers

  Section 145 of the General Corporation Law of the State of Delaware (''DGCL'') provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director, officer, employee or agent of the corporation person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
Section 10 of the Company's Certificate of Incorporation, and Article X of the Company's Bylaws filed in Exhibit 3(d) to the Registrant's initial public offering on Form SB-2 under Registration Number 33-62672-NY provide that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL. In addition, Section 9 of the company's Certificate of Incorporation filed as Exhibit 3(a) to the Registrant's initial public offering on Form SB-2 under Registration Number 33-62672-NY provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions or otherwise the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.  Exhibits

   5. Opinion of Cohen & Cohen

   23.  Consents
      (a)    BDO Seidman, L.L.P.
      (b)    Cohen & Cohen (contained in opinion filed as Exhibit 5)

Item 17.  Undertakings

  (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

  (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                          SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of December 1996.


                                            HUNGARIAN TELECONSTRUCT CORP



                                            By   /s/ Robert Genova
                                                -------------------------
                                                 Robert Genova
                                                 Chairman
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